                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

              Cambridge Technology Partners (Massachusetts), Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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--------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                            EIGHT CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To The Stockholders:

  The Annual Meeting of Stockholders of Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), will be held on May 24, 2000 at 10:00 A.M. at the Company's headquarters, Eight Cambridge Center, Cambridge, Massachusetts 02142, for the following purposes:

    1. To elect a Board of Directors for the ensuing year; and

    2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 31, 2000, the record date fixed by the Board of Directors for this purpose. A list of eligible stockholders will be available during regular business hours at the offices of the Company for the ten days before the meeting for inspection by any stockholder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,

                                          Joseph A. LaSala, Jr.
                                          Secretary

Cambridge, Massachusetts
April 24, 2000

Stockholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by return mail or vote by telephone or via the Internet in accordance with the instructions listed on the proxy card.

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                            EIGHT CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142

                               ----------------

                                PROXY STATEMENT

                                April 24, 2000

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 24, 2000, at 10:00 A.M., at the Company's headquarters, Eight Cambridge Center, Cambridge, Massachusetts 02142, or at any adjournments thereof.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1999, is being provided together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first provided to stockholders on or about April 24, 2000.

  Only stockholders of record as of the close of business on March 31, 2000 will be entitled to vote at the meeting and any adjournments thereof. As of March 31, 2000, 62,809,904 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of March 31, 2000 will be entitled to one vote, and stockholders may vote in person or by proxy. Stockholders may vote by proxy by completing, signing, dating, and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Submitting a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder submitting a proxy has the right to revoke it by written notice to the Secretary at any time before it is exercised or by submitting to the Secretary or by telephone or Internet, in accordance with the instructions listed on the proxy card, a later dated proxy relating to the same shares prior to the time the earlier dated proxy is exercised. For those stockholders who submit a proxy by telephone or via the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

  The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as a director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of the other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. Votes may be cast in favor of or withheld from each nominee.

  The Board of Directors has named Jack L. Messman, John J. Gavin, Jr. and Joseph A. LaSala, Jr., to serve as proxies for the meeting. Each of the persons named as proxies in the proxy is a director and/or officer of the Company. All properly submitted proxies received in time to be cast at the meeting will be voted. With respect to the election of a Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name(s) of such individual or group in the space provided on the proxy card, checking the box next to the name(s) of such individual or group if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two digit number appearing on the proxy card immediately before the name(s) of such individual or group. The proxies will be voted as stated below and under "Election of Directors." If no choice has been specified on the proxy, the shares represented by the proxy will be voted FOR all nominees listed on the proxy card.

  The Board of Directors knows of no other matter to be presented at the meeting. If a matter is presented at the meeting upon which a vote may be properly taken and upon which the persons named as proxies in the proxies may exercise discretion under applicable law, shares represented by all proxies received by the Board of Directors will be voted with respect to that matter in accordance with the judgment and discretion of the persons named as proxies in the proxies.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth, as of March 31, 2000, the name of each person who, to the Company's knowledge, beneficially owned more than 5% of the shares of Common Stock of the Company outstanding at that date, the number of shares beneficially owned by each of these persons, and the percentage of the outstanding shares of the Company beneficially owned by each of these persons.

  Name and Address of                           Amount and Nature    Percent of
   Beneficial Owner                          of Beneficial Ownership   Class
  -------------------                        ----------------------- ----------
Safeguard Scientifics, Inc.(1)..............        9,997,389(2)       15.9%
 800 The Safeguard Building
 434 Devon Park Drive
 Wayne, PA 19087
FMR Corp.(3)................................        3,552,700           5.7%
 82 Devonshire Street
 Boston, MA 02109
Lord Abbett & Co.(4)........................        3,524,373           5.6%
 767 Fifth Avenue
 New York, NY 10153
Massachusetts Financial Services                    3,175,136(6)        5.1%
 Company(5).................................
 500 Boylston Street
 Boston, MA 02116

--------
(1) Shares are held of record by Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc., wholly-owned subsidiaries of Safeguard Scientifics, Inc. This information was obtained from a Form 4 filed by Safeguard Scientifics, Inc. on or about March 10, 2000.
(2) Safeguard Scientifics, Inc. possesses shared voting and investment power with respect to the shares.
(3) Shares are held of record by Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited, wholly-owned subsidiaries of FMR Corp. This information was obtained from
    Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about February 11, 2000.
(4) This information was obtained from Schedule 13G filed by Lord Abbett & Co. with the Securities and Exchange Commission on or about February 2, 2000.
(5) This information was obtained from Schedule 13G filed by Massachusetts Financial Services Company with the Securities and Exchange Commission on or about February 8, 2000.
(6) Massachusetts Financial Services Company has sole investment power with respect to all shares shown and sole voting power with respect to 2,953,836 of the shares shown. Massachusetts Financial Services Company does not have any voting power with respect to 221,300 of the shares shown.

                        PROPOSAL--ELECTION OF DIRECTORS

  The Board of Directors has fixed the number of directors at six. Directors of the Company are elected annually to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

  Shares represented by all proxies received by the Board of Directors and not marked or voted so as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted or withheld in accordance with the judgment of the persons named as proxies in the proxies with respect to the directorship for which that nominee was unable or unwilling to serve.

  The nominees for director are Jack L. Messman, Warren V. Musser, Robert E. Keith, Jr., John W. Poduska, Sr., Ph.D., James I. Cash, Jr., Ph.D., and James
D. Robinson III. All six nominees are currently directors of the Company.

Directors and Executive Officers

  The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. The directors and executive officers of the Company are as follows:

               Name               Age                 Position
               ----               ---                 --------
 Jack L. Messman(1)..............  60 President, Chief Executive Officer and
                                      Director
 Gerard Van Kemmel...............  60 Executive Vice President and Chief
                                      Operating Officer
 Quentin J.F. Baer...............  51 Executive Vice President, Cambridge
                                      Management Consulting
 Ian P. Clarkson.................  45 Executive Vice President, Cambridge
                                      Management Consulting
 Ralph Linsalata.................  61 Executive Vice President, NEWCO
                                      Investments
 H. Carvel Moore.................  43 President, Cambridge North America and
                                      President, Excell Data Corporation
 Alan J. Friedman................  52 Senior Vice President, Human Resources,
                                      Enterprise Learning and Knowledge
                                      Management
 John J. Gavin Jr. ..............  44 Senior Vice President, Chief Financial
                                      Officer and Treasurer
 Joseph A. LaSala, Jr. ..........  45 Senior Vice President, General Counsel
                                      and Secretary
 Timothy G. Mead.................  47 Senior Vice President, Corporate
                                      Marketing Worldwide
 Maurice Olivier.................  49 Senior Vice President, Strategy and
                                      Corporate Development and Europe
 Warren V. Musser(1)(2)..........  73 Chairman of the Board and Director
 James I. Cash, Jr., Ph.D.(3)....  52 Director
 Robert E. Keith, Jr.(1)(3)......  58 Director
 John W. Poduska, Sr., Ph.D.(2)..  62 Director
 James D. Robinson III(4)........  64 Director

--------
(1) Member of Executive Committee.
(2) Member of Management Resource Committee.
(3) Member of Audit Committee.
(4) Member of Nominating Committee.

  Jack L. Messman became President and Chief Executive Officer of the Company in August 1999. He has been a director of the Company since October 1992. Prior to August 1999, Mr. Messman had been the Chief Executive Officer of Union Pacific Resources Group Inc., an energy company, since 1991 and its Chairman since 1996. From May 1988 to April 1991, Mr. Messman was Chairman of the Board of Directors, and Chief Executive Officer of USPCI, Inc., a subsidiary of Union Pacific Corporation. Mr. Messman is also a director of Metallurg Inc., Novell, Inc., Safeguard Scientifics, Inc., Tandy Corp., and USDATA Corporation.

  Gerard Van Kemmel was elected Executive Vice President and Chief Operating Officer of the Company in June 1999. He joined the Company in November 1997 in connection with the Company's combination with Peter Chadwick Holdings Limited and served initially as the Company's Senior Vice President, Cambridge Management Consulting. Prior to joining the Company, Mr. Van Kemmel was Chairman of Continental Europe for Peter Chadwick Holdings Limited from July 1997 to November 1997. From 1966 until 1996, Mr. Van Kemmel was employed by Andersen Consulting, holding many positions including France Andersen Managing Partner, Worldwide Executive Committee member and Chairman of the Andersen Worldwide Board. Mr. Van Kemmel also served as a senior advisor to the French Minister of Finance from 1996 to January 1997.

  Quentin J. F. Baer joined the Company in November 1997 in connection with the Company's combination with Peter Chadwick Holdings Limited, a strategic management consulting company (now a wholly-owned subsidiary of the Company renamed Cambridge Management Consulting Holdings Limited), and serves as the Company's Executive Vice President, Cambridge Management Consulting. Prior to joining the Company, Mr. Baer was Chairman of Peter Chadwick Holdings Limited from 1990 to November 1997.

  Ian P. Clarkson joined the Company in November 1997 in connection with the Company's combination with Peter Chadwick Holdings Limited and serves as the Company's Executive Vice President, Cambridge Management Consulting. Prior to joining the Company, Mr. Clarkson was Chief Executive Officer of Peter Chadwick Holdings Limited from 1987 to 1997.

  Ralph T. Linsalata joined the Company in December 1999 as its Executive Vice President, NEWCO Investments. Before joining the Company, Mr. Linsalata served as a senior vice president of Hill Holiday Advertising, Inc., holding positions as a Strategic Consultant and Managing Director of that company's interactive group since March 1997. From 1994 to 1997, Mr. Linsalata served as Chief Executive Officer of Weston Corporate Development, Inc.

  H. Carvel Moore joined the Company in August of 1998 in connection with the Company's acquisition of Excell Data Corporation, a systems integration and consulting company, and has served since March 2000 as the Company's President, Cambridge North America and President, Excell Data Corporation. Prior to March 2000, Mr. Moore had served as Senior Vice President, North American Business Unit and as President of Excell Data Corporation. Prior to joining the Company, Mr. Moore was President and Chief Operating Officer of Excell Data Corporation from October 1997 to August 1998. From November 1996 to October 1997, Mr. Moore was Executive Vice President of Business Development and Consulting Services of Excell Data Corporation. From March 1995 to October 1996, Mr. Moore was Vice President, Business Development of Excell Data Corporation. From 1993 until March 1995, Mr. Moore was a Business Unit Executive of International Business Machines.

  Alan J. Friedman serves as the Company's Senior Vice President of Human Resources, Enterprise Learning and Knowledge Management. He joined the Company in December 1999 as Vice President of Learning and Knowledge Management and assumed his current responsibilities in January 2000. Prior to joining the Company, Mr. Friedman was Senior Vice President of Human Resources for Arthur
D. Little, Inc.

  John J. Gavin Jr. joined the Company in February 2000 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, he had served in several positions at Data General Corporation, including as Vice President and Chief Financial Officer since January 1999, Vice President and Corporate Controller from October 1996 to January 1999, and Vice President and Treasurer from January 1991 to October 1996.

  Joseph A. LaSala, Jr. joined the Company in March 2000 as Senior Vice President, General Counsel and Secretary. Prior to joining the Company, he served as Vice President, General Counsel and Secretary of Union Pacific Resources Group Inc. since January 1996. Mr. LaSala had joined that company in January 1995 as Assistant General Counsel.

  Timothy G. Mead was elected Senior Vice President, Corporate Marketing Worldwide, in December 1999. He joined the Company in May 1996 as Vice President, Strategic Marketing. Prior to joining the Company, Mr. Mead served as Vice President of Marketing at Ptech, Inc. Before joining Ptech, Inc., Mr. Mead spent 12 years in various positions at the Cahners division of Reed/Elsevier PLC, notably as managing director of integrated marketing services.

  Maurice Olivier joined the Company in February 2000 as its Senior Vice President, Strategy and Corporate Development. In March 2000, he assumed responsibility for the Company's European operations. From 1998 until joining the Company, Mr. Olivier served as Senior Vice President and Managing Director, Europe and Asia, for Arthur D. Little, Inc., and since 1996 he had held the title of Senior Vice President and Managing Director, Europe, for that company. Prior to joining Arthur D. Little, Inc., Mr. Olivier served as Administrateur-Delegue for XEBUR S.C., a Belgian company. He is currently a director of Delft Instruments N.V., of the Netherlands.

  Warren V. Musser became a director of the Company in March 1991 and Chairman of the Board in December 1992. Since 1953, Mr. Musser has been Chairman of the Board and Chief Executive Officer of Safeguard Scientifics, Inc., a developer and operator of information technology companies, particularly those associated with the Internet. Mr. Musser is Chairman of the Board of CompuCom Systems, Inc., and is a director of DocuCorp International, Inc. and Sanchez Computer Associates, Inc. Mr. Musser is a trustee of Brandywine Realty Trust. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as vice president/development, Cradle of Liberty Council, Boy Scouts of America, vice chairman of The Eastern Technology Council, and chairman of the Pennsylvania Partnership on Economic Education.

  James I. Cash, Jr., Ph.D. became a director of the Company in September 1995. Dr. Cash has been the James E. Robison Professor of Business Administration at the Graduate School of Business Administration at Harvard University since 1988. From 1992 until 1995, Dr. Cash served as the Chairman of the Harvard University MBA Program. Dr. Cash is also a director of Knight-Ridder, Inc., State Street Boston Corporation, The Chubb Corporation, WinStar Communications, Inc., and General Electric Corporation.

  Robert E. Keith, Jr. became a director of the Company in March 1991. Mr. Keith has been a Managing Director since December 1991 and a General Partner since 1995 of Technology Leaders Management L.P., a venture capital fund, and a Managing Director and General Partner of Technology Leaders Management II L.P., a venture capital fund, since December 1994. From July 1991 until February 1996, Mr. Keith was President and Chief Operating Officer of Technology Leaders Management, Inc. and since February 1996 he has been President and Chief Executive Officer. Mr. Keith is also Vice Chairman of the Board of Safeguard Scientifics, Inc. and a director of Sun Source, Inc.

  John W. Poduska, Sr., Ph.D. became a director of the Company in September 1992. Dr. Poduska has been the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, since January 1992. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Union Pacific Resources Group Inc., Safeguard Scientifics, Inc. and eMerge Interactive, Inc.

  James D. Robinson III became a director of the Company in December 1995. Mr. Robinson is co-founder, Chairman and Chief Executive Officer of RRE Investors, LLC, a private information technology venture investment firm, and Chairman of Violy Byorum & Partners Holdings, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. He is Chairman, Chief Executive Officer and sole shareholder of J.D. Robinson Incorporated, a strategic consulting company. He previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a director of Bristol-Myers Squibb Company, The Coca-Cola Company, First Data Corporation, Concur Technologies, Inc., InfiCorp Holdings, Inc., The Interactive Connection and Ibero-American Media Partners. Mr. Robinson is a limited partner and advisor to International Equity Partners. Mr. Robinson is a member of the Business Council and the Council on Foreign Relations. He is Honorary Co-Chairman of Memorial Sloan-Kettering Cancer Center, an honorary trustee of the Brookings Institution, and Chairman Emeritus of the World Travel and Tourism Council. Mr. Robinson served as Co-Chairman of the Business Roundtable and as Chairman of the Advisory Committee on Trade Policy and Negotiations.

Board Committees and Meetings

  The Board of Directors of the Company held eight meetings during 1999. The Management Resource Committee, of which Mr. Musser and Dr. Poduska are the current members, reviews and recommends the compensation arrangements for senior management of the Company, including salaries, bonuses, and grants of options to purchase shares under the Company's stock option plans. The Management Resource Committee also administers the Company's stock ownership programs. The Management Resource Committee held four meetings during 1999. The Executive Committee, of which Messrs. Messman, Musser and Keith are members, has the authority to perform functions on behalf of the full Board of Directors between meetings, except those functions that are required by law to be performed by the full Board of Directors. The Executive Committee held no meetings during 1999. The Audit Committee, of which Mr. Keith and Dr. Cash are members, recommends to the Company the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, and reviews with management and the independent accountants the Company's interim and year-end financial and operating results. The Audit Committee also considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The Audit Committee and the Board of Directors of the Company each adopted the Audit Committee's current charter on March 21, 2000. The Audit Committee held five meetings during 1999. The Nominating Committee, of which Mr. Robinson is the sole member, reviews and makes recommendations regarding candidates for service on the Company's Board of Directors. The Nominating Committee will consider nominees recommended by stockholders and the Board of Directors. Any such recommendations should be submitted in writing to the Secretary of the Company at the Company's principal executive offices in accordance with the nominating procedures set forth in the Company's Amended and Restated By-Laws. The Nominating Committee held no meetings during 1999. During 1999, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board on which such director served.

Stock Ownership of Directors and Executive Officers

  The following table sets forth certain information as of March 31, 2000 with respect to beneficial ownership of shares of the Company's Common Stock by all directors and all executive officers named in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Executive Officers and Directors--Executive Compensation" individually, and by all directors and executive officers of the Company as a group.

                                                       Amount and
                                                        Nature of
                                                       Beneficial   Percent of
  Beneficial Owner                                    Ownership (1) Class (2)
  ----------------                                    ------------- ----------
Jack L. Messman(3)...................................     379,874        *
Gerard Van Kemmel(4).................................     154,941        *
Ian P. Clarkson(5)...................................     218,549        *
Quentin J.F. Baer(6).................................     263,561        *
H. Carvel Moore(7)...................................     110,279        *
Warren V. Musser(8)..................................     445,566        *
James I. Cash, Jr., Ph.D.(9).........................     129,749        *
Robert E. Keith, Jr.(10).............................     119,516        *
John W. Poduska, Sr., Ph.D.(11)......................     231,249        *
James D. Robinson III(12)............................     112,349        *
All directors and executive officers as a group (16
 persons)(13)........................................   2,178,776      3.4

--------
 *  Less than one percent.
 (1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares issuable pursuant to options held by the named person that may be exercised within 60 days of March 31, 2000.
 (2) Percentages of ownership are based upon 62,809,904 shares of Common Stock issued and outstanding as of March 31, 2000. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of March 31, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.
 (3) Includes 300,000 shares of restricted stock and 74,374 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
 (4) Includes 83,566 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
 (5) Includes 47,916 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
 (6) Includes 47,916 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
 (7) Includes 68,765 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
 (8) Includes 23,749 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000. Does not include 9,997,389 shares beneficially owned by Safeguard Scientifics, Inc. Mr. Musser disclaims beneficial ownership of the shares beneficially owned by Safeguard Scientifics, Inc.
 (9) Includes 1,000 shares held in a Uniform Gifts to Minors Act account for a minor child and 128,749 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
(10) Includes 23,749 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
(11) Includes 158,749 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
(12) Includes 98,749 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.
(13) Includes 769,425 shares issuable pursuant to stock options which are exercisable within 60 days of March 31, 2000.

Certain Relationships and Related Transactions

  Jack L. Messman is a Director of Tandy Corporation, which in 1999 paid the Company approximately $3,122,000 for consulting services.

  In June 1992, the Company entered into a lease for its former Vassar Street, Cambridge, Massachusetts facility. Payments by the Company under this lease for 1999 were approximately $833,000. The approximate minimum payments due from the Company under this lease for 2000 are $854,193. These payments include base rent charges, a management fee equal to one percent of base rent and a monthly parking charge. Annual increases in base rent under the lease are based on increases in the Consumer Price Index--Urban Wage Earners and Clerical Workers, U.S. City Average, All Items. The Company is also responsible for all operating expenses, real estate taxes and utility charges, and most insurance and maintenance obligations for the leased premises. The leased premises include approximately 62,000 square feet of rentable floor space. The lease term is for an initial term of fifteen years, with two options to extend for periods of five years each. In June 1999, the Company vacated this facility and subleased its space to the Massachusetts Institute of Technology for a term ending in August 2007 at a current annual rental rate of $1,137,124 plus annual real estate tax payments of $208,975. This facility is owned by a trust of which Mr. Musser, a director of the Company, is the sole beneficiary. The Company's Board of Directors believes the lease terms are no less favorable to the Company than could be obtained by the Company from an unrelated third party.

  During 1999, the Company received consulting services from J.D. Robinson Incorporated. The Company paid $151,700 for these services. Mr. Robinson, a director of the Company, is Chairman and Chief Executive Officer and the sole shareholder of J.D. Robinson Incorporated.

  On November 13, 1998, the Company made a loan to Mr. Moore, an executive officer of the Company, in the amount of $220,000. The loan agreement has since been amended to extend the term and increase the interest rate. The interest rate on the loan is 5.32% per annum. The full amount of the loan and accrued interest thereon are due and payable on October 31, 2000.

  On November 2, 1998, the Company made a loan to Mr. Theo Schnitfink, a former executive officer and current employee of the Company, in the amount of 200,000 Netherlands Guilders. The interest rate on the loan was 5.06% per annum. On December 21, 1998, the Company made an additional loan to Mr. Schnitfink in the amount of 400,000 Netherlands Guilders. The full amount of such loans and accrued interest thereon have not been repaid. On February 24, 2000, the Company made a loan to Mr. Schnitfink in the amount of $1,000,000, secured by certain real estate, shares of Company securities and life insurance proceeds. The interest rate on the loan is prime plus 1% per annum. The loan and accrued interest thereon are due February 24, 2002 or the termination of Mr. Schnitfink's employment with the Company, if earlier.

  On December 31, 1998, the Company made a loan to Mr. Arthur Toscanini, a former executive officer of the Company, in the amount of $400,000. The interest rate on the loan was 5.06% per annum. The full amount of the loan and accrued interest thereon was repaid to the Company in February 1999.

                      COMPENSATION AND OTHER INFORMATION
                  CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

  The table below shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 1999, 1998 and 1997 for the Chief Executive Officer, the former Chief Executive Officer and the four other most highly compensated executive officers of the Company in 1999 (with the current and former Chief Executive Officers, collectively the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                       Annual               Long Term
                                   Compensation(1)       Compensation(2)
                                --------------------- ------------------------
                                                      Restricted    Securities
   Name and Principal    Fiscal                         Stock       Underlying      All Other
        Position          Year  Salary($) Bonus($)(3) Awards($)     Options(#)     Compensation
   ------------------    ------ --------- ----------- ----------    ----------     ------------
Jack L. Messman.........  1999  $270,833   $500,000   $4,328,400(4) 1,300,000        $67,684(5)
 President and Chief
 Executive Officer

Gerard Van Kemmel(6)....  1999   550,000    412,500          --        75,000         47,553(7)
 Executive Vice           1998   310,306    202,102          --        11,595(8)         --
  President and
 Chief Operating Officer  1997    29,150      7,280          --        11,595(9)         --

Quentin J.F. Baer(10)...  1999   420,000    273,000          --       100,000         86,850(11)
 Executive Vice           1998   382,250    166,279          --        50,000        110,078(11)
  President,
 Cambridge Management     1997    36,724    196,539          --        50,000(8)       6,244(11)
  Consulting
                                                                       50,000(9)

Ian P. Clarkson(12).....  1999   420,000    273,000          --       100,000         73,769(13)
 Executive Vice           1998   382,250    166,279          --        50,000        100,127(13)
  President,
 Cambridge Management     1997    36,724    196,539          --        50,000(8)       6,244(13)
  Consulting
                                                                       50,000(9)

H. Carvel Moore.........  1999   321,229    207,000          --       130,000         13,200(14)
 President, Cambridge     1998    86,154        --           --       130,043            --
 North America;
 President, Excell Data
 Corporation

James K. Sims...........  1999   421,667        --           --           --         276,573(15)
 Former Chief Executive   1998   575,000        --           --       449,141         74,485(15)
 Officer and President    1997   500,000        --           --       325,000         10,295(15)
                                                                      250,000(16)

--------
 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits was less than the lower of $50,000 or 10% of the total of annual salary and bonus for the Named Officer for such year.
 (2) The Company did not make any restricted stock awards during 1998 or 1997. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during 1999, 1998 or 1997.
 (3) In 1997, executive officers of the Company, with the support of the Management Resource Committee, elected to waive their individual bonuses in order to increase the bonus pool available to other employees of the Company. In 1997, Messrs. Van Kemmel, Baer and Clarkson received cash bonuses pursuant to a bonus plan administered by Peter Chadwick Holdings Limited, a corporation which became a wholly owned subsidiary of the Company in November 1997.
 (4) On August 27, 1999, the Board of the Directors of the Company awarded Mr. Messman 300,000 shares of restricted stock of the Company. The closing price of the Company's common stock on that date was $14.438, and Mr. Messman was required to pay the Company the par value of the shares, $.01 per share. The Company's right to repurchase the shares of restricted stock expires as follows: (i) 33.33% on December 31, 2000, (ii) 33.33% on the earlier to occur of either July 31, 2002 or the first date on which the closing price of the Company's common stock equals or exceeds $28.876, and (iii) 33.33% on the earlier to occur of either January 31, 2003 or the first date on which the closing price of the Company's common stock equals or exceeds $36.095. Dividends would be paid on the restricted stock in the event that dividends are paid on common stock. On December 31, 1999, without applying any discount due to the restricted nature of these shares, the shares of restricted stock had an aggregate market value of $6,975,000, based on the last reported sale price of the Company's Common Stock on the Nasdaq National Market ($26.25 per share) on such date. Mr. Messman holds no other shares of restricted stock.
 (5) All other compensation includes (a) Company contributions to a 401(k) plan of $3,200 in 1999 and (b) premiums paid by the Company for life insurance of $64,484 in 1999.
 (6) Mr. Van Kemmel became an employee of the Company on November 24, 1997 and an executive officer of the Company on June 8, 1998. Salary and bonus amount presented for 1997 represent compensation paid by the company to Mr. Van Kemmel during the period from November 24, 1997 to December 31, 1997.
 (7) All other compensation includes (a) Company contributions to a 401(k) plan of $3,200 in 1999 and (b) premiums paid by the Company for life insurance of $44,353 in 1999.
 (8) In October 1998, in order to re-establish the incentive nature of outstanding stock options with exercise prices greater than the then current fair market value of the Company's Common Stock, the Company offered to holders of outstanding stock options granted on or after April 24, 1997 the opportunity to exchange those options for options covering an equivalent number of shares with an exercise price equal to the then current fair market value of the Company's Common Stock (the "October 1998 Option Grants"). These options were granted in connection with the October 1998 Option Grants, in exchange for an equivalent number of previously outstanding stock options. October 1998 Option Grants are subject to restrictions on exercisability.
 (9) These options were cancelled in connection with the October 1998 Option Grants.
(10) Mr. Baer became an employee and executive officer of the Company on November 24, 1997. Salary amounts presented for 1997 represent compensation paid by the Company to Mr. Baer during the period from November 24, 1997 to December 31, 1997. Bonus amounts presented for 1997 represent bonus compensation paid by the Company to Mr. Baer for bonus amounts earned during the second half of 1997.
(11) All other compensation includes (a) Company contributions to a defined contribution retirement plan for the benefit of Mr. Baer of $26,881, $53,516 and $6,244 in 1999, 1998 and 1997, respectively, and (b) premiums paid by the Company for life insurance of $59,969 and $57,562 in 1999 and 1998, respectively. Mr. Baer has collaterally assigned this life insurance policy to the Company to secure the repayment to the Company of up to the entire amount of the premiums paid by the Company pursuant to this policy.
(12) Mr. Clarkson became an employee and executive officer of the Company on November 24, 1997. Salary amounts presented for 1997 represent compensation paid by the Company to Mr. Clarkson during the period from November 24, 1997 to December 31, 1997. Bonus amounts presented for 1997 represent bonus compensation paid by the Company to Mr. Clarkson for bonus amounts earned during the second half of 1997.
(13) All other compensation includes (a) Company contributions to a defined contribution retirement plan for the benefit of Mr. Clarkson of $24,701, $53,516 and $6,244 in 1999, 1998 and 1997, respectively, and (b) premiums paid by the Company for life insurance of $49,068 and $46,611 in 1999 and 1998, respectively. Mr. Clarkson has collaterally assigned this life insurance policy to the Company to secure the repayment to the Company of up to the entire amount of the premiums paid by the Company pursuant to this policy.
(14) All other compensation includes (a) Company contributions to a 401(k) plan of $3,200 in 1999 and (b) premiums paid by the Company for life insurance of $10,000 in 1999.
(15) All other compensation includes (a) Company contribution to 401(k) plan of $3,200, $5,000 and $4,750 in 1999, 1998 and 1997, respectively, (b)
     premiums paid by the Company for supplemental disability insurance of $6,980 and $5,545 in 1998 and 1997, respectively, (c) premiums paid by the Company for life insurance of $62,541 and $62,502 in 1999 and 1998, respectively (Mr. Sims collaterally assigned this life insurance policy to the Company to secure the repayment to the Company of up to the entire amount of the premiums paid by the Company pursuant to this policy), and
     (d) $210,833 of severance payments in connection with the replacement of Mr. Sims as President and Chief Executive Officer.
(16) In accordance with the rules of the Securities and Exchange Commission, option grants shown in the Summary Compensation Table below in the column "Long Term Compensation--Options" for 1998 include both the total number of stock options granted in 1998 and the number of stock options issued in the October 1998 Option Grants. Option grants shown in this column for 1997 include both the total number of stock options granted in 1997 and the number of stock options issued on April 24, 1997 (the "April 1997 Option Grants") in exchange for outstanding options granted prior to 1997. These options were granted in connection with the April 1997 Option Grants, in exchange for an equivalent number of previously outstanding stock options. The vesting schedule for these options was re-started based on the April 24, 1997 grant date.

Employment and Severance Agreements

  Mr. Messman's employment with the Company is governed by an employment agreement providing for a one-year employment term that automatically extends for successive one-year terms unless terminated by either party 30 days before the next anniversary. If the Company removes Mr. Messman from his current position, other than for just cause (as defined in Mr. Messman's employment agreement), or if a change in control of the Company occurs and Mr. Messman is not offered comparable employment, then Mr. Messman is entitled to continued employment as an advisor to the Company for two years, during which time he would continue to receive his base salary, a bonus based on the average of prior bonuses, and other employee benefits. Mr. Messman's stock option agreements and restricted stock award agreement also provide for immediate vesting of all unvested shares in the event of a change in control of the Company, Mr. Messman's resignation or the Company's termination of his employment without just cause.

  Mr. Van Kemmel's employment with the Company is governed by an employment agreement providing for three months' notice prior to termination of employment (except termination for cause) by either the Company or Mr. Van Kemmel. If the Company terminates Mr. Van Kemmel's employment without cause, in addition to the three-month notice period or salary and benefits in lieu of three month's prior notice, Mr. Van Kemmel shall receive continued salary and benefits (including stock option vesting and exercisability) for nine months from the date of termination.

  If the Company terminates Mr. Baer's or Mr. Clarkson's employment on less than six months' notice (other than for certain reasons specified in their respective agreements with the Company), Mr. Baer or Mr. Clarkson, as the case may be, is entitled to receive payments of up to the amount which would have been paid to him in respect of his base salary during the period from the date of his termination through the date that is six months after his receipt of the Company's termination notice, with the payments being made over the period.

  If the Company terminates Mr. Moore's employment other than for cause, he is entitled to receive severance payments equal to his base salary and benefits for twelve months, subject to his compliance with certain non-competition and non-solicitation covenants.

  In the event of a merger, consolidation, liquidation or sale of substantially all of the assets of the Company, stock options granted to executive officers generally become fully exercisable immediately prior to the event and terminate immediately after the event.

Option Grants in 1999

  The following table shows information regarding stock options granted to the Named Officers during the year ended December 31, 1999. The Company did not grant any stock appreciation rights in 1999.

                          Stock Option Grants in 1999

                                      Individual Grants
                         --------------------------------------------------
                                                                             Potential Realizable
                                           Percent of                          Value at Assumed
                         Number of           Total                          Annual Rates of Stock
                           Shares           Options                         Price Appreciation For
                         Underlying        Granted to  Exercise                 Option Term(3)
                          Options         Employees in Price Per Expiration ----------------------
  Name                   Granted(1)       Fiscal Year  Share (2)    Date        5%         10%
  ----                   ----------       ------------ --------- ----------     --     -----------
Jack L. Messman......... 1,200,000(4)(5)      24.0%    $ 14.438      (6)    $6,501,142 $15,048,873
                           100,000(4)                    23.375      (6)       877,108   2,030,333
Gerard Van Kemmel.......   250,000(4)          8.8       16.125      (6)     1,512,659   3,501,510
                           150,000(4)                   16.1875      (6)       911,113   2,109,049
                            75,000(4)                    23.375      (6)       657,831   1,522,750
Ian P. Clarkson.........   100,000(4)          1.8       23.375      (6)       877,108   2,030,333
Quentin J.F. Baer.......   100,000(4)          1.8       23.375      (6)       877,108   2,030,333
H. Carvel Moore.........    30,000(4)          2.4     $17.1875      (6)       193,479     447,868
                           100,000(4)                  $ 23.375      (6)       877,108   2,030,333
James K. Sims...........       --              --           --      --             --          --

--------
(1) Each option becomes fully exercisable immediately prior to a merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminates immediately after the effective date of a merger, consolidation, liquidation or sale. Options granted to a Named Officer generally terminate three months after the Named Officer ceases to be employed by the Company, except in cases of death or disability.
(2) The exercise price per share of each option was determined by the Management Resource Committee to be equal to the fair market value per share of Common Stock on the date of grant.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if each portion of the option were exercised just prior to its expiration. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised, and the date on which the underlying shares of Common Stock are sold.
(4) This option becomes vested and exercisable with respect to 25% of the shares of Common Stock subject to the option on the first anniversary of the date of grant, and an additional 2.083% of the shares subject to the option become vested and exercisable as of each succeeding calendar month, so that the option becomes exercisable in full on the fourth anniversary of the date of grant.
(5) In addition, 300,000 of any remaining unvested Option shares will vest immediately if the closing price of the Company's common stock on the Nasdaq Stock Market equals or exceeds $28.876, and an additional 300,000 of any remaining unvested Option shares will vest immediately if the closing price of the Company's common stock on the Nasdaq Stock Market equals or exceeds $36.095.
(6) This option will expire with respect to 25% of the shares subject to the option on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant, with expiration to apply to shares subject to the option in the order in which they vest.

Option Exercises and Year-End Values

  The following table provides information regarding stock option exercises by the Named Officers and the number and value of the Named Officers' unexercised options at December 31, 1999.

                  Aggregated Option Exercises During 1999 and
                      Option Values at December 31, 1999

                                                            Number of           Value of Unexercised
                           Shares                      Unexercised Options      In-The-Money Options
                          Acquired                     at Fiscal Year-End       at Fiscal Year-End(2)
                             on          Value      ------------------------- -------------------------
          Name           Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------------- ----------- ------------- ----------- -------------
Jack L. Messman.........         0     $       0       72,291     1,308,334   $1,226,158   $14,473,152
Gerard Van Kemmel.......         0             0       74,547       487,048      638,830     4,023,066
Ian P. Clarkson.........         0             0       37,500       162,500      315,625       696,875
Quentin J.F. Baer.......         0             0       37,500       162,500      315,625       696,875
H. Carvel Moore.........     7,500        63,375       48,445       204,098      380,294     1,159,814
James K. Sims...........   428,149     2,981,421      963,657       533,336    6,404,195     2,846,891

--------
(1) Value realized is calculated as the difference between the fair market value of the underlying securities at the exercise date of the options and the aggregate exercise price. Actual gains on stock option exercises depend on the value of the underlying securities on the date such securities are actually sold.
(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1999 ($26.25 per share, the last reported sale price of the Company's Common Stock on the Nasdaq National Market on December 31, 1999) multiplied by the number of shares underlying the option. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised, and the date on which the underlying shares of Common Stock are sold.

Compensation of Directors

  Directors receive no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings of the Board of Directors and its committees. The Company's non-employee directors are entitled to participate in the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). See "--Non-Employee Director Stock Options."

Non-Employee Director Stock Options

  Non-employee directors of the Company are eligible to participate in the Company's Director Plan. The Director Plan authorizes the grant of options for a maximum of 150,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. Each non-employee director who also is not an employee or officer of Safeguard Scientifics, Inc. or any related entity automatically receives an option for 30,000 shares of Common Stock upon the date such person is first elected to the Board of Directors. Twenty-five percent (25%) of each option vests one year after the date of grant and an additional 2.083% vests monthly thereafter.

  The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options expire on the tenth anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, all options granted under the Director Plan become immediately exercisable and may be exercised at any time prior to the scheduled expiration date of the option).

  On December 14, 1999, each non-employee director received an option for 10,000 shares of Common Stock pursuant to the Company's 1991 Stock Option Plan at an exercise price equal to the fair market value of the Company's Common Stock on such date. These options were immediately exercisable and expire on December 14, 2003.

Compensation Committee Interlocks and Insider Participation

  During 1999, John W. Poduska, Sr. and Warren V. Musser served on the Management Resource Committee of the Board of Directors, which is responsible for setting and administering the policies that govern executive compensation and the stock ownership programs of the Company within guidelines and plans approved by the Board of Directors. Mr. Musser is a director and officer of Safeguard Scientifics, Inc. Mr. Poduska is a director of Safeguard Scientifics, Inc. Mr. Messman, President of the Company, is also a Director of Safeguard Scientifics, Inc. In this capacity, he is in a position to influence the compensation of officers and directors of Safeguard Scientifics, Inc.

  In June 1992, the Company entered into a lease for its former Vassar Street, Cambridge, Massachusetts facility. In June 1999 the Company vacated this facility and subleased its space to the Massachusetts Institute of Technology. This facility is owned by a trust of which Mr. Musser, a director of the Company, is the sole beneficiary. See "Certain Relationships and Related Transactions."

Stock Performance Graph

  The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the period from December 31, 1994 through December 31, 1999, with the cumulative total return for the Nasdaq Market Index, a set of peer issuers engaged in the business of information technology professional services, and an SIC Code Index that includes organizations in the Company's Standard Industrial Classification
(SIC) code number 7373-Computer Integrated System Design. The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The Company has included a peer issuer index(/1/) (the "Peer Index") in this performance graph in addition to the SIC Code 7373 index that the Company has presented in prior years. Because the SIC Code 7373 index contains a large number of companies that do not provide information technology professional services, the Company believes that comparison to these companies is less meaningful than comparison to the companies in the Peer Index.




                                    [GRAPH]

                             [PLOT POINTS TO COME]


(1) The companies in the Peer Index are the Company, American Management Systems, AnswerThink Consulting, AppNet Inc., Braun Consulting Inc., Breakaway Solutions, Inc., Ciber, Inc., Cognizant Tech Solutions Corp., Complete Business Solutions, Computer Sciences Corp., Cysive, Inc., Diamond Technology Partners, Inc., Electronic Data Systems, Igate Capital Corporation, IMRGlobal Corporation, IXL Enterprises, Inc., Keane, Inc., Management Network Group, MarchFirst, Inc., Metamor Worldwide, Inc., Modem Media, Poppe Tyson, Modis Professional Services, Perot Systems Corp., Predictive Systems, Inc., Proxicom, Inc., Rare Medium Group, Inc., Razorfish, Inc., Sapient Corporation, Scient Corporation, Syntel, Inc., Tanning Technology Corp., US Interactive, Inc., and Viant, Inc.

REPORT OF MANAGEMENT RESOURCE COMMITTEE ON EXECUTIVE COMPENSATION

General

  The Management Resource Committee is responsible for setting and administering the policies that govern executive compensation and the stock ownership programs of the Company within guidelines and plans approved by the Board of Directors.

Compensation Philosophy and Review

  The Company's executive compensation philosophy is to design a compensation program that enables the Company to attract, retain and motivate high quality executive officers capable of maximizing stockholder value. The current compensation program includes three components: base salary, performance-based cash bonus, and equity incentives. This program rewards executive officers for long-term strategic management and enhancement of stockholder value by providing an opportunity to acquire equity ownership in the Company, emphasizing both annual and long-term performance, and supporting a performance-based environment to promote a team-oriented focus for executive officers. The Management Resource Committee based its recommendations for 1999 in part on its review of compensation survey information compiled by management consulting firms concerning base salary, total cash compensation (base salary and annual incentives) and total direct compensation (total cash plus long-term incentives) for the highest paid officers at selected companies, including service companies with revenues between $750 million and $1.5 billion.

Annual Base Salary

  Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility, and experience. When Mr. Messman agreed to serve as the Company's President and Chief Executive Officer in August 1999, his initial base salary was $650,000 per annum. In July 1999, when Mr. Van Kemmel was promoted to Executive Vice President and Chief Operating Officer, his initial base salary was $400,000 per annum. In 1999, the Management Resource Committee approved the following other base salaries for 1999: Mr. Baer, $420,000; Mr. Clarkson, $420,000; and Mr. Moore, $280,000.

Executive Bonus Plan

  An executive cash bonus plan was established in 1991 and is reviewed and updated annually. In December 1997, the Management Resource Committee set the terms for the 1998 Executive Bonus Plan (the "Plan"), which excluded Messrs. Baer, Clarkson and Van Kemmel. This Plan established a target for pre-tax income for 1999 and a cash bonus pool for executive officers based on achieving target levels. The percentage of the bonus pool available to executive officers for 1999 depended on the extent to which the pre-tax income target for 1999 was met. If 1999 pre-tax income equaled or exceeded the target, 100% of the bonus pool would be available for bonuses; if 1999 pre-tax income was less than the target but greater than 1998 pre-tax income, a pro-rated portion of the bonus pool would be made available. No bonuses would be payable if 1999 pre-tax income was less than the 1998 level. The Management Resource Committee determined, in light of the failure to meet established criteria in 1999, that no cash bonuses would be paid under the Plan in 1999. The Management Resource Committee awarded cash bonuses to certain executive officers for individual performance achievements in 1999, based on the committee's subjective determination in each case that the bonus was merited.

Equity Incentives

  The Management Resource Committee believes that equity compensation aligns employees' long-term objectives with those of stockholders in striving to maximize the Company's value. The Company's 1991 Stock Option Plan provides all employees with the opportunity to receive stock options. These options typically vest ratably over a four year period. Each executive officer was granted stock options at the time of hiring and periodically thereafter, including option grants during 1999.

Other Compensation Plans

  The Company has various broad-based employee benefit plans, including 401(k), insurance and other benefit plans for its employees. The Company offers the 1994 Employee Stock Purchase Plan pursuant to the provisions of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), under which employees may purchase up to 3,000 shares of Common Stock annually at a discount to market price; provided that no employee is allowed to purchase more than $25,000 of fair market value of such stock in any calendar year.

Compensation of the Chief Executive Officer

  Mr. Messman negotiated the terms of his compensation when he agreed to serve as the Company's President and Chief Executive Officer in August 1999. The Board of Directors agreed to the initial compensation terms of Mr. Messman's employment in recognition of the value of his prior experience, achievements and existing knowledge of the Company. A significant component of Mr. Messman's compensation, particularly the stock option and restricted stock awards he received in August 1999, was also calculated to compensate Mr. Messman for unvested equity compensation that he was entitled to receive from his previous employer but would forfeit by accepting employment with the Company. Mr. Messman's initial base salary is $650,000 per annum. Pursuant to his employment agreement with the Company, Mr. Messman is entitled to an annual performance-based cash incentive bonus. At the discretion of the Board of Directors, Mr. Messman may receive an annual bonus equal to 100% of his base salary for above average performance and up to 200% of his annual base salary for exceptional performance. In December 1999, the Board of Directors awarded Mr. Messman a bonus of $500,000.

  In connection with his agreement to accept employment with the Company, Mr. Messman received an award of 300,000 shares of restricted common stock, for which Mr. Messman is required to pay par value. These shares vest over three years, with accelerated vesting if the closing price of the Company's common stock reaches certain targeted levels. (Vesting terminates the Company's right to repurchase the shares.) Mr. Messman also received an award of stock options to purchase 1,200,000 shares of the Company's common stock. These options vest over four years, with accelerated vesting if the closing price of the Company's common stock reaches certain targeted levels. In December 1999, in recognition of Mr. Messman's contribution and efforts to date, the Management Resource Committee awarded Mr. Messman an option to purchase 100,000 shares of the Company's common stock.

  Mr. Sims, who was replaced as President and Chief Executive Officer of the Company in August 1999, received no stock option grants or cash bonus awards in 1999.

Deductibility of Executive Compensation Expenses

  In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to any Named Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternate approach.

                       The Management Resource Committee

                          John W. Poduska, Sr., Ph.D.
                               Warren V. Musser

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. These individuals are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1999, the Company believes that all required persons complied with all Section 16(a) filing requirements with respect to the fiscal year ended December 31, 1999, except that each of Arthur Toscanini, Malcolm Frank and James Sims (all former executive officers of the Company) and James Cash (a Director of the Company) did not report one transaction on a timely basis and filed a late report with respect to such transaction.

                             INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent accountants, to serve as auditors for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has served as the Company's auditors and outside accountants since 1991. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than December 26, 2000. The Company's By-laws provide that any proposal, to be eligible for consideration at the next annual meeting of the Company, must be received at the Company's principal executive offices not later than the close of business on March 26, 2001 nor earlier than the close of business on February 23, 2001. The proposal must also comply with the other procedural requirements set forth in the Company's By-Laws, a copy of which is on file with the Securities and Exchange Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, facsimile transmission or other means of electronic transmission following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. If the Company retains a proxy solicitation firm, it will pay that firm customary fees, expected to be approximately $10,000, plus expenses.

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.


                   Proxy For Annual Meeting of Stockholders

                                 May 24, 2000

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Jack L. Messman, John J. Gavin, Jr. and Joseph A. LaSala, Jr., and each of them acting singly, proxies, with full power of substitution, to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Cambridge Technology Partners (Massachusetts), Inc. to be held on May 24,
2000, at 10:00 A.M., at the Company's headquaters, Eight Cambridge Center, Cambridge, Massachusetts 02142, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 24, 2000, a copy of which has been received by the undersigned. the proxies are further authorized to vote, in their judgment and discretion, upon such other business as may properly come before the meeting or any adjournment thereof and with respect to which the proxies are entitled to exercise discretion under applicable law.

                        (Continued on the reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTIONS IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN THE PROPOSAL. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE JUDGMENT AND DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT THEREOF, AND WITH RESPECT TO WHICH THE PROXIES NAMED HEREIN ARE ENTITLED TO EXERCISE DISCRETION UNDER APPLICABLE LAW.

Please Mark your votes as
indicated in this example.

[X]

To elect a Board of Directors for the ensuing year.

FOR             WITHHELD     Nominess: Jack L. Messman, Warren V. Musser,
[_]               [_]        Robert E. Keith, Jr., John W. Poduska, Sr.,
                             James I. Cash, Jr., James D. Robisnson III

                             --------------------------------------------------

                             FOR (expect vote withheld from above nominess(s)).

                                        Dated: _________,2000

                                        ______________________________
                                        ___________________________
                                        Signature of Stockholder(s)


                                        ______________________________
                                        _____________
                                        Print Name(s)

                                        (If signing as attorney, executor,
                                        trustee or guardian, please give your
                                        full title as such. If shares are held
                                        jointly, each bolder should sign.)

                                        [_] Check this box if you plan on
                                        attending the Annual Meeting of Stock
                                        holders in person.